                                                                     EXHIBIT 5.1

                             May 31, 2000




LSI Logic Corporation
1551 McCarthy Boulevard
Milpitas, California 95035

        RE:  REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about May 31, 2000 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of a total of 1,196,890 shares of your Common Stock (the "Shares"), to be offered for sale by the Selling Stockholders named therein. As legal counsel for LSI Logic Corporation, we have examined the proceedings taken in connection with the sale of the Shares by the Selling Stockholders in the manner set forth in the Registration Statement in the Section entitled "Plan of Distribution." It is our opinion that the Shares are legally and validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement, including the prospectus constituting a part thereof, and further consent to the use of our name wherever it appears in the Registration Statement and any amendments thereto.

                                           Very truly yours,

                                           WILSON SONSINI GOODRICH & ROSATI
                                           Professional Corporation



                                           /s/ WILSON SONSINI GOODRICH & ROSATI